Exhibit 99.1

MERISEL COMPLETES ACQUISITION OF CRUSH CREATIVE, INC.

NEW YORK, New York (August 8, 2005) — Merisel, Inc. (OTC:MSEL.PK) (the “Company”) today announced that on August 8, 2005 it acquired, through an indirectly wholly–owned subsidiary, substantially all of the assets of Crush Creative, Inc. (“Crush”).

The purchase price consisted of $6,937,500 in cash and an additional amount of up to approximately $2,500,000 over a four year period provided Crush’s EBITDA, net of excess capital expenditures, exceeds certain agreed upon thresholds. The Company, through its indirectly wholly-owned subsidiary also assumed certain obligations for borrowed money and capital lease obligations of Crush in the approximate aggregate amount of $2,500,000 plus certain trade accruals and trade payables of Crush.

Crush audited financials for the twelve month period ended May 31, 2005 had revenues of $18.2 million and operating income before depreciation and amortization of $2.0 million.

The aggregate cash consideration to be paid to Crush will be subject to adjustment based on the difference, if any, between the net working capital and tangible net worth of assumed assets and liabilities at closing and certain agreed upon target amounts. A portion of the cash consideration payable will be held in escrow until certain agreed release dates.

Crush is a California–based commercial graphic communication and imaging company that provides digital retouching services, large format digital photographic output, inkjet and digital printing services, photo–finishing and exhibits and display solutions. Merisel believes an acquisition of Crush will enhance its operations by increasing its West Coast presence and capabilities, diversifying its current client industries, and enabling it to better serve its existing clients. Merisel believes certain cost savings and cross–selling synergies may also be achieved.

About Merisel

Merisel is a leading supplier of graphic image arts in the United States with offices in New York, Chicago and Los Angeles. Merisel’s mission is to provide “Graphic Solutions – Designed to Fit your image.” This is achieved through three wholly owned companies…Color Edge Art, Color Edge Visual and Comp24.

Color Edge Art is a high end laboratory and imaging company offering decades of experience and a wide range of services. Color Edge Art is widely recognized as a collaborative partner for world renowned photographers, advertising agencies, and commercial clients in all fields. The company offers boutique services with large scale printing capabilities along with unparalleled retouching expertise and client management.

Color Edge Visual is a commercial graphic communications and imaging company. Color Edge Visual provides creative client solutions in visual merchandising, point of purchase or imaging projects from pre-media, to final finishing, fulfillment and roll-out. The company implements turn key solutions for client creative ideas from concept to final delivery.

Comp24 is the largest producer of comps for initial presentations, color corrected “hero” packages for television or anything in between. In business for over twenty years, Comp 24 can offer creative solutions to meet all client comping needs.

All Merisel companies have full digital capability.

Contact:	Rajiv Garg
Executive Vice President
Merisel, Inc.
212-502-6530

This press release contains forward–looking statements regarding Merisel’s acquisition of the assets of Crush. Although Merisel believes that the expectations reflected in any of its forward–looking statements are reasonable, actual results could differ materially from those projected or assumed.

Among the factors that could impact actual results of Merisel or Crush are the success in combining companies, the ability to respond to technological changes, the fluctuations in economic conditions and competition in the digital imaging services market. Risk factors with respect to each of the companies’ businesses are further discussed in the Current Report on Form 8–K filed on July 7, 2005. Merisel does not intend, and undertakes no obligation, to update its forward–looking statements to reflect future events, circumstances or otherwise.